Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made and entered into on October 6, 2005, by and between CytRx Corporation, a Delaware corporation (“Employer”), and Mark A. Tepper, an individual (“Employee”), and shall be deemed effective as of September 17, 2005 (the “Effective Date”).
     WHEREAS, Employer and Employee previously entered into an Employment Agreement dated September 17, 2003, under which Employee has served as President of CytRx Laboratories, Inc., a subsidiary of Employer, which agreement expired by its terms as of September 17, 2005.
     WHEREAS, Employer and Employee desire to enter into a new employment agreement under which Employee shall serve on a full-time basis as Employer’s Senior Vice President-Drug Discovery on the terms set forth in this Agreement, with the term of this new employment agreement to commence on the Effective Date.
     NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.
     1. Engagement. Effective as of the Effective Date, Employer shall employ Employee, and Employee shall serve, as Employer’s Senior Vice President-Drug Discovery.
     2. Duties; Place of Employment. Employee shall perform in a professional and business-like manner, and to the best of his ability, the duties described on Schedule 1 to this Agreement and such other duties as are assigned to him from time to time by Employer’s Chief Executive Officer. Employee understands and agrees that his duties, title and authority may be changed from time to time in the discretion of Employer’s Chief Executive Officer. Employee’s services hereunder shall be rendered primarily at Employer’s offices in Worcester, Massachusetts, or its environs, and to a lesser extent, at Employer’s principal executive offices in Los Angeles, California.
     3. Time and Efforts. Employee shall devote all of his business time, efforts, attention and energies to Employer’s business and the discharge of his duties hereunder. Employee’s services shall be exclusive to Employer during the term of this Agreement. Notwithstanding the foregoing, Employee shall be entitled to serve without compensation on the board of directors of not more than three profit or non-profit entities which do not compete with Employer in the field of treatment, prevention or diagnosis of any disease indication for which Employer or any subsidiary of Employer is seeking to develop or market products (the “Field”), provided that such service does not entail a substantial time commitment on Employee’s part and subject to having first obtained the consent of Employer, which consent shall not unreasonably be withheld.
     4. Term. The term (the “Term”) of Employee’s employment hereunder shall commence on the Effective Date and shall expire on the first anniversary thereof, unless

(a) each of Employer and Employee notifies the other at least 30 days prior to the first anniversary of the date of this Agreement of its or his intention that this Agreement instead expire on the second anniversary of the date of this Agreement, which shall then be the expiration date or (b) sooner terminated in accordance with Section 6. Neither party shall have any obligation to extend or renew this Agreement.
     5. Compensation. As the total consideration for Employee’s services rendered hereunder, Employer shall pay or provide Employee the following compensation and benefits:
          5.1. Salary. Employer shall pay Employee an annual salary of Two Hundred Fifty Thousand Dollars ($250,000), payable in 24 equal semi-monthly installments on the 15th day and the last day of each calendar month during the Term, with the first such installment due on September 30, 2005.
          5.2. Discretionary Bonus. Employee may be eligible for an annual bonus for his services during the Term. Employee’s eligibility to receive a bonus, any determination to award Employee such a bonus and, if awarded, the amount thereof shall be in Employer’s sole discretion. In determining whether to award a bonus and the amount, if any, of such bonus, Employer may consider, among other factors, the achievement by Employer and Employee of the corporate objectives set forth on Schedule 2 to this Agreement.
          5.3. Intentionally Omitted.
          5.4. Expense Reimbursement. Employer shall reimburse Employee for reasonable and necessary business expenses incurred by Employee (excluding any car allowance or commuting expenses) in connection with the performance of Employee’s duties in accordance with Employer’s usual practices and policies in effect from time to time, as approved by Employer’s Chief Executive Officer.
          5.5. Vacation. Employee shall be entitled to fifteen business days vacation during the Term, without loss of salary hereunder, plus holidays, sick leave and personal days as determined in accordance with Employer’s usual practices and policies in effect from time to time during the Term.
          5.6. Employee Benefits. Employee shall be eligible to participate in any medical insurance and other employee benefits made available by Employer to all of its employees under its group plans and employment policies in effect during the Term. Schedule 3 hereto sets forth a summary of such plans and policies as currently in effect. Employee acknowledges and agrees that, any such plans or policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion.
          5.7. Tax Withholding. Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.

     6. Expiration and Termination. This Agreement may be terminated as set forth in this Section 6.
          6.1. Termination by Employer for Cause. Employer may terminate Employee’s employment hereunder for “Cause” upon notice to Employee. “Cause” for this purpose shall mean any of the following:
               (a) Employee’s breach of any material term of this Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Employee shall have previously received written notice from Employer stating the nature of such breach and affording Employee at least ten days to correct such breach;
               (b) Employee’s conviction of, or plea of guilty or nolo contendere to, any misdemeanor, felony or other crime of moral turpitude;
               (c) Employee’s act of fraud or dishonesty injurious to Employer or its reputation;
               (d) Employee’s continual failure or refusal to perform his material duties as required under this Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten days to correct the same;
               (e) Employee’s act or omission that, in the reasonable determination of Employer’s Board of Directors (or a Committee of the Board), indicates alcohol or drug abuse by Employee; or
               (f) Employee’s act or personal conduct that, in the judgment of Employer’s Board of Directors (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.
     Upon termination of Employee’s employment by Employer for Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled only to payment, not later than three days after the date of termination, of any accrued but unpaid salary and unused vacation as provided in Sections 5.1 and 5.5 as of the date of such termination.
          6.2. Termination by Employer without Cause. Employer may also terminate Employee’s employment without Cause upon five days notice to Employee. Upon termination of Employee’s employment by Employer without Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to (a) payment of (1) any accrued but unpaid salary and unused vacation as provided in Sections 5.1 and 5.5 as of the date of such termination, which shall be due and payable upon the effective date of such termination, and (2) an amount, which shall be due and payable within ten days following the effective date of such termination, equal to the salary that would otherwise be payable as provided in Section 5.1 for the period (the “Severance Period”) commencing on the date of termination of Employee’s employment and ending on the six-month anniversary of such date, and (b) continued participation, at Employer’s cost and expense, during the Severance Period in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination.
          6.3. Death or Disability. Employee’s employment will terminate automatically in the event of Employee’s death or upon notice from Employer in event of his permanent disability. Employee’s “permanent disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or by Employee, as the case may be) with respect to Employee or, if no such policy is then in effect, shall mean Employee’s inability to fully perform his duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive. Upon termination of Employee’s employment as aforesaid, all compensation and benefits to Employee hereunder shall cease and Employer shall pay to the Employee’s heirs or personal representatives, not later than ten days after the date of termination, any accrued but unpaid salary and unused vacation as provided in Sections 5.1 and 5.5 as of the date of such termination.
          6.4. Termination by Employee. Employee shall have the right to voluntarily terminate his employment hereunder at any time upon 30 days’ written notice to Employer. A voluntary termination by Employee in accordance with this Section 6.4 shall not be deemed a breach of this Agreement. Upon any voluntary termination of employment by Employee pursuant to this Section 6.4, Employee shall be entitled only to such payments and benefits as those described in Section 6.1 for a termination by Employer for Cause.
     7. Inventions. Employee shall promptly disclose to Employer, and hereby assigns and agrees to assign to Employer (or as otherwise directed by Employer), his full right, title and interest to all Inventions (as defined below). Employee agrees to cooperate fully with Employer, its attorneys and agents, in the preparation and filing of all papers and other documents as may be required to perfect Employer’s rights in and to any of such Inventions, including, but not limited to, execution of any and all applications for domestic and foreign patents, copyrights or other proprietary rights and the performance of such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by Employer to assign the Inventions to Employer and to permit Employer to file, obtain and enforce any patents, copyrights or other proprietary rights in the Inventions, all at Employer’s expense. Employee hereby designates Employer as his agent, and grants to Employer a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, for the purpose of effecting any such assignment hereunder from Employee to Employer. “Inventions” shall mean, for purposes of this Section 7, ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, trade secrets, apparatus, developments, techniques, methods, biological processes, cell lines, laboratory notebooks and formulas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made or discovered by Employee (whether alone or with others) during the Term and/or as a result of confidential information (as referred to in Section 8 hereof) received from Employer (as defined therein). Employee agrees to not use or incorporate any third party proprietary information into any Inventions or to disclose such information to Employer. Upon termination of this Agreement with Employer, Employee shall provide to Employer in writing a full, signed statement of all Inventions in which Employee participated prior to termination of this Agreement.
     8. Confidentiality; Non-Compete. While this Agreement is in effect and for a period of five years thereafter, Employee shall hold and keep secret and confidential all “trade secrets” (within the meaning of applicable law) and other confidential or proprietary information of Employer and shall use such information only in the course of performing Employee’s duties hereunder; provided, however, that with respect to trade secrets, Employee shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under applicable law. Employee shall maintain in trust all such trade secrets or other confidential or proprietary information, as Employer’s property, including, but not limited to, all documents concerning Employer’s business, including Employee’s work papers, telephone directories, customer information and notes, and any and all copies thereof in Employee’s possession or under Employee’s control. Upon the expiration or earlier termination of Employee’s employment with Employer, or upon request by Employer, Employee shall deliver to Employer all such documents belonging to Employer, including any and all copies in Employee’s possession or under Employee’s control. For purposes of Sections 7, 8 and 9, the term “Employer” shall include CytRx Corporation and its affiliates. During the Term and for a one-year period thereafter (unless Employer terminates this Agreement without Cause), Employee shall not be employed with or serve as a consultant to or be a 5% or greater shareholder of any entity that is competing, directly or indirectly, with Employer in the Field, and Employee shall not solicit any employee of Employer for employment with any other entity.
     9. Equitable Remedies; Injunctive Relief. Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of this Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith. This provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.
     10. Indemnification; Insurance. Employer and Employee acknowledge that, as the Senior Vice President – Drug Development of the Employer, Employee shall be a corporate officer of Employer and, as such, Employee shall be entitled to indemnification to the full extent provided by Employer to its officers, directors and agents under the Employer’s Certificate of Incorporation and Bylaws as in effect as of the date of this Agreement. Subject to his insurability thereunder, Employer shall maintain Employee as an additional insured under its current policy of directors and officers liability insurance and shall use commercially reasonable efforts to continue to insure Employee thereunder, or under any replacement policies in effect from time to time, during the Term.
     11. Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.
     12. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and his heirs and representatives. Neither party may assign this Agreement without the prior written consent of the other party.
     13. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. This Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof. Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Employee, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of this Agreement.
     14. Amendment. No modification of this Agreement shall be valid unless made in writing, approved by the Compensation Committee and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee). The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.
     15. Governing Law. This Agreement is and shall be governed and construed in accordance with the laws of the State of California without giving effect to California’s choice-of-law rules.
     16. Notice. All notices and other communications under this Agreement shall be in writing and mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):
If to Employer:
CytRx Corporation
11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049
Facsimile: (310) 826-5529
Attention: Chief Executive Officer

If to Employee:
Mark A. Tepper, Ph.D.
508 Dudley Road
Newton, MA 02459
Facsimile: (617) 244-0518
     17. Intentionally Omitted.
     18. Survival. Sections 7 through 16 shall survive the expiration or termination of this Agreement.
     19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.
     20. Attorney’s Fees. In any action or proceeding to construe or enforce any provision of the New Employment Agreement the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and other costs of suit (up to a maximum of $15,000) in addition to any other recoveries.
     IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“EMPLOYER” CytRx Corporation, a Delaware corporation
By:	/s/ STEVEN A. KRIEGSMAN
	Name:	Steven A. Kriegsman
	Title:	President and Chief Executive Officer

“EMPLOYEE”
/s/ MARK A. TEPPER
Mark A. Tepper, Ph.D.